Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Number 333-77573 of Ameritrade Holding Corporation and subsidiaries on Form S-8 of our report dated June 17, 2004 appearing in this Annual Report on Form 11-K of the Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
June 28, 2004